Exhibit 10.1
Court file # CV-08-363659-00CP
ONTARIO
SUPERIOR COURT OF JUSTICE
B E T W E E N
KENNETH SMITH, as Estate Trustee of the Last Will and Testament of
Margaret Smith, deceased, and RONALD ADRIEN ORIET
Plaintiffs
and
NATIONAL MONEY MART COMPANY and
DOLLAR FINANCIAL GROUP, INC.
Defendants
Proceeding Under the Class Proceedings Act, 1992
AGREEMENT
made as of June 5, 2009

TABLE OF CONTENTS

SECTION 1—RECITALS	2

SECTION 2—DEFINITIONS	3

SECTION 3—REQUIRED EVENTS AND COOPERATION	11

SECTION 4—NOTICE TO THE SETTLEMENT CLASS	14

SECTION 5—MONEY MART’S SETTLEMENT OBLIGATIONS	15

a) Debt Release	15

b) Transaction Credits	15

c) Unused Credits	19

d) The Settlement Amount	19

e) Interest on the Settlement Amount	20

f) Cash Credits	20

g) Class Proceedings Fund	23

h) Administration Expenses	24

SECTION 6—SETTLEMENT ADMINISTRATION	24

a) The Referee	25

b) Class Counsel Representative	26

c) The Auditor	26

SECTION 7—OPT-OUT RIGHTS	28

SECTION 8—RELEASES AND JURISDICTION OF THE COURT	29

SECTION 9—CLASS COUNSEL FEES	30

SECTION 10—NO ADMISSIONS/NO USE	30

SECTION 11—MISCELLANEOUS PROVISIONS	31

SECTION 12—TERMINATION OF THE AGREEMENT	34

SECTION 13—REPRESENTATIONS AND WARRANTIES	35

SECTION 14—GUARANTEE BY DOLLAR FINANCIAL	36

      Subject to Court approval as provided herein, the Parties hereby stipulate and agree that, in consideration of the promises and covenants set forth in the Agreement and upon the Approval Order approving the Settlement and directing the implementation of the terms and conditions of the Settlement as set forth in the Agreement becoming final, the Action will be settled and compromised upon the terms and conditions contained herein.
SECTION 1—RECITALS
1.1 WHEREAS:
A. Margaret Smith (now deceased) and Ronald Oriet commenced the Action against the Defendants alleging among other things that the Defendants charged, or permitted to be charged, fees for short term loans which constituted interest at a criminal rate contrary to s. 347 of the Criminal Code of Canada;
B. The Defendants have denied and continue to deny the Plaintiffs’ claims in the Action and have denied any wrongdoing or liability to the Plaintiffs of any kind, and have raised numerous affirmative defences;
C. Based upon extensive analysis of the facts and the law applicable to the Plaintiffs’ claims, and taking into account the extensive burdens and expense of continued litigation, including the risks and uncertainties associated with the completion of the Trial and any potential appeal, the risk of collection, as well as the fair, cost-effective and assured method of resolving the Plaintiffs’ claims and the claims of the Settlement Class, Class Counsel and the Plaintiffs, with the benefit of advice from Class Counsel, concluded that the Agreement is fair and reasonable, and in the best interests of the Settlement Class;
D. The Defendants similarly have concluded that the Agreement is desirable in order to avoid the time, risks and expense of continuing with the Trial and any potential appeals, and to resolve finally and completely the pending and potential claims of the Plaintiffs and the Settlement Class;

E. The Plaintiffs and the Defendants engaged in lengthy, hard fought and extensive litigation, negotiations and independent mediation sessions on multiple occasions, which mediation sessions resulted in the adjournment of the Trial and the Agreement. The terms and conditions of the Agreement are recommended by the independent mediator, the Honourable Frank Iacobucci, C.C., Q.C.;
F. The Parties intend by the Agreement to resolve, terminate and finally conclude any and all Settled Claims pursuant to the terms of the Agreement, and further intend that the Released Persons shall receive complete releases and final peace from all such Settled Claims on behalf of the Settlement Class; and
      NOW, THEREFORE, for value received, the Parties stipulate and agree, subject to Court approval, that any and all Settled Claims shall be finally settled and resolved on the terms and conditions set forth in the Agreement:
SECTION 2—DEFINITIONS
2.1 As used in the Agreement, including the Recitals and Schedules hereto, in addition to any definitions elsewhere in the Agreement, the following terms shall have the meanings set forth below:
(a)	Action means the action in the Ontario Superior Court of Justice bearing Court File No. CV-08-363659-00CP;

(b)	Agreement means this agreement, including all Schedules attached hereto;

(c)	Anniversary Date(s) means the date twelve months after the Settlement Date and the corresponding dates at the end of each twelve month period thereafter, and includes the Expiration Date;

(d)	Approval Hearing means the hearing to be conducted by the Court in connection with the motion for the Approval Order;

(e)	Approval Hearing Date means February 22, 2010;

(f)	Approval Order means the order made by the Court in connection with the motion for approval of the Settlement, such order to be substantially in the form of Schedule F;

(g)	Auditor means Grant Thornton LLP;

(h)	Cash Credit means cash, if any, payable to individual Credit Class Members as calculated in accordance with the Agreement;

(i)	Cash Credits Database means an electronic database containing at least the following data with respect to each Credit Class Member:
(i)	his or her pro rata share of the Cash Credits;

(ii)	the amount of the Cash Credit allocated;

(iii)	the date he or she contacted Money Mart in respect of the Cash Credit;

(iv)	the address provided; and

(v)	the date the Cash Credit was paid;
(j)	Cash Reserve Fund means a fund comprising 1% of the amount of any Cash Credits;

(k)	Certificate means a paper certificate with a control number and/or bar code evidencing a $5 Transaction Credit;

(l)	Cheque Cashing Fees mean the amount of the percentage fee and the fixed fee for each Eligible Fast Cash Advance Transaction;

(m)	Class Counsel means the law firms of Sutts, Strosberg LLP, Heenan Blaikie LLP, Paliare Roland Rosenberg Rothstein LLP and Koskie Minsky LLP;

(n)	Class Counsel Fees mean the fees, disbursements, costs, interest, GST and other applicable taxes (including any future provincial or harmonized sales tax) or charges approved by the Court, but does not include the fees, disbursements and expenses of the Class Counsel Representative;

(o)	Class Counsel Representative means Patricia A. Speight or such other lawyer, appointed by the Court;

(p)	Class means all persons who, in the period August 19, 1997 to September 9, 2007, entered into a payday loan and/or fast cash advance in Ontario with Money Mart or a Former Franchisee or a Current Franchisee which was repaid using a first party personal cheque delivered at the time the loan was obtained provided such cheque was honoured by the bank, excluding persons who opted out on or before March 9, 2008;

(q)	Class Member means a member of the Class;

(r)	Common Issues means the common issues listed in Schedule G;

(s)	Court means the Ontario Superior Court of Justice;

(t)	Credit Class Member means a Settlement Class Member with no Default Transactions;

(u)	Current Franchisees mean 2073518 Ontario Inc., 577509 Saskatchewan Ltd., Kilduff Investments Limited and 2042772 Ontario Inc.;

(v)	Debt Release means the release by or on behalf of Money Mart, the Former Franchisees and the Current Franchisees of 100% of the amounts the Indebted Class Members owe on account of the Default Transactions;

(w)	Debt Release Database means an electronic database containing at least the following data with respect to each Indebted Class Member:
(i)	a list of all Default Transactions including the date of the default and the amount owing;

(ii)	the total outstanding amount owed and payable in respect of all Default Transactions; and

(iii)	the date that notice of the Debt Release was provided;
(x)	Default Transaction means a transaction of any kind engaged in by a Settlement Class Member up to and including April 30, 2009 with Money Mart, the Former Franchisees and/or the Current Franchisees which resulted in a default by that Settlement Class Member in respect of which there is still an amount owing by the Settlement Class Member on December 31, 2009;

(y)	Defendants mean National Money Mart Company (“Money Mart”) and Dollar Financial Group, Inc (“Dollar Financial”);

(z)	Eligible Fast Cash Advance Transaction means a Fast Cash Advance which was repaid using a first party personal cheque delivered at the time the Fast Cash Advance was obtained provided such cheque was honoured by the bank;

(aa)	Eligible Services mean all existing Money Mart products or services as of the date hereof including payday loans, cheque cashing, income tax preparation and debit cards, but excluding wire transfers, foreign exchange, and money order purchases;

(bb)	Expiration Date means that date that is four years after the Settlement Date;

(cc)	Fast Cash Advance means a payday loan or a fast cash advance obtained in Ontario from Money Mart or the Former Franchisees or the Current Franchisees during the Settlement Period;

(dd)	First Notice means the form of notice approved by the Court substantially in the form of Schedule B;

(ee)	First Notice Order means the order made by the Court approving the First Notice and the Notice Plan, such order to be substantially in the form of Schedule E;

(ff)	Former Franchisees mean 722906 Ontario Limited, Canadian Capital Corporation, Jenica Holdings Limited, 764815 Ontario Inc., 931669 Ontario Limited and 1556911 Ontario Limited;

(gg)	Indebted Class Member means a Settlement Class Member with at least one Default Transaction;

(hh)	Money Mart’s Counsel means McCarthy Tétrault LLP Attention: John P. Brown, P.O. Box 48, Suite 5300 Toronto Dominion Bank Tower, Toronto, Ontario, Canada, M5K 1E6;

(ii)	Money Mart Store means a store operated by Money Mart or any of its Current Franchisees, anywhere in Canada, except in the Province of Quebec;

(jj)	New Class means all Money Mart customers who in the period September 10, 2007 to the last day of the Settlement Period engaged in their first payday loan and/or fast cash advance in Ontario with Money Mart or a Former Franchisee or a Current Franchisee which was repaid using a first party personal cheque delivered at the time the loan was obtained provided such cheque was honoured by the bank;

(kk)	New Class Member means a member of the New Class;

(ll)	Notice Plan means the plan for disseminating the First Notice and the Second Notice as approved by the Court, such plan to be substantially in accordance with Schedule A;

(mm)	Opt-Out Period means the period commencing on the Settlement Date and ending 60 days thereafter;

(nn)	Parties mean the Plaintiffs and the Defendants;

(oo)	Plaintiffs mean Kenneth Smith and Ronald Oriet;

(pp)	Referee means Reva Devins;

(qq)	Released Persons mean the Defendants, Former Franchisees, Current Franchisees and their respective predecessors, successors, parents, subsidiaries, affiliates, assigns, officers, directors, employees, attorneys, agents and representatives;

(rr)	Request for Exclusion means a properly completed and executed written request to be excluded from and to opt out of the Action substantially in the form of Schedule D;

(ss)	Second Notice means the form of notice approved by the Court substantially in the form of Schedule C;

(tt)	Set-Off means the total amount owed by the Indebted Class Members as at December 31, 2009;

(uu)	Settled Claims mean any claim, liability, right, demand, suit, matter, obligation, damage, loss or cost, action or cause of action of every nature and description, in law or in equity, that the Settlement Class Members have, had or may have up to and including the date of the Approval Order, including assigned claims, whether known or unknown, accrued or which may hereafter accrue, asserted or unasserted, latent or patent, that is, has been or could have been asserted by the Settlement Class Members in the Action against any of the Released Persons arising from or in any way related to the Common Issues and/or the facts and allegations asserted in the Action. Without limiting the generality of the foregoing, Settled Claims shall include any claims for a breach or violation of s. 347 of the Criminal Code, for an injunction, for damages for conspiracy, punitive damages, interest and costs, and any claims for a breach or violation of any federal or provincial statute, case law, common law, other law, equity, regulation or ordinance; any claims for breach of any duty imposed by law, by contract, or otherwise; any claims based on negligence, reliance, breach of express or implied warranty, conspiracy, deceptive or unconscionable acts or practices, breach of statutory duty, consumer fraud, negligent misrepresentation/omission, reckless misrepresentation/omission or intentional misrepresentation/omission; and any claims for penalties, arising from or in any way related to the Common Issues and/or the facts and allegations asserted in the Action. Excepted always from this definition are any claims arising out of the Approval Order and the Agreement and the failure of the Defendants to comply with their obligations particularized in the Approval Order and the Agreement;

(vv)	Settlement means the settlement described in the Agreement;

(ww)	Settlement Amount means the total amount of $27.5 million;

(xx)	Settlement Class means all Class Members and New Class Members excluding persons who opt out;

(yy)	Settlement Class Member means a member of the Settlement Class;

(zz)	Settlement Date means the date on which the Approval Order becomes a final order or 30 days after the date of the Approval Order if an appeal is taken from the Approval Order relating only to Class Counsel Fees;

(aaa)	Settlement Obligations mean collectively the obligations described in Section 5 of the Agreement;

(bbb)	Settlement Period means the period from August 19, 1997 to December 31, 2009:

(ccc)	Summary Settlement Agreement means the written agreement made by the Parties on June 5, 2009;

(ddd)	Termination Notice means the form of notice, if any, approved by the Court if the Agreement is terminated;

(eee)	Transaction Credits means credits with a value of $30 million plus any further credits contemplated by Section 5.8 ;

(fff)	Transaction Credits Database means an electronic database containing at least the following data with respect to each Credit Class Member:
(i)	a list of all Eligible Fast Cash Advance Transactions including the date of each and the Cheque Cashing Fees paid in respect of each;

(ii)	the total Cheque Cashing Fees for all his or her Eligible Fast Cash Advance Transactions;

(iii)	his or her pro rata share of Transaction Credits;

(iv)	the amount of the Transaction Credits allocated to him or her;

(v)	the date he or she contacted Money Mart in respect of the Transaction Credits;

(vi)	the address provided;

(vii)	the date(s) the Transaction Credits were used or transferred;

(viii)	the amount(s) of the Transaction Credits used or transferred;

(ix)	the recipient of any transferred Transaction Credits; and

(x)	the remaining balance of Transaction Credits from time to time;
(ggg)	Transaction Reserve Fund means a fund comprising 1% of the Transaction Credits;

(hhh)	Trial means the trial of the common issues which commenced on April 27, 2009 before Justice Spies;

(iii)	Unused Credits means Transaction Credits with a total value of $30 million minus the value of the Transaction Credits used up to the Expiration Date; and

(jjj)	Unused Credits Database means an electronic database containing at least the following:
(i)	the Unused Credits, if any, on the Expiration Date; and

(ii)	the balance of the Unused Credits on a day-to-day basis after the Expiration Date.
SECTION 3—REQUIRED EVENTS AND COOPERATION
3.1 The Plaintiffs will make a motion to the Court requesting approval of the First Notice in the terms of the First Notice Order including orders:
(a)	approving the form and content of the First Notice and the Notice Plan; and

(b)	approving a schedule for the delivery of objectors’ materials to Money Mart’s Counsel and its report to the Court.
3.2 The Plaintiffs will also make a motion to the Court requesting approval of the Settlement and providing the relief specified herein, which relief shall be subject to the terms and conditions of the Agreement and the Parties’ performance of their continuing rights and obligations hereunder. The Approval Order will, among other things:

(a)	amend the existing certification order in the Action to extend the class period and add the New Class Members;

(b)	approve the distributions set out in the Agreement;

(c)	reserve the Court’s continuing exclusive jurisdiction over the Parties and the Settlement Class Members to administer, supervise, construe and enforce the Agreement and Approval Order in accordance with their terms;

(d)	authorize the Parties and the persons appointed by the Court to bring such motions to the Court in the Action for directions as may be required;

(e)	declare that the Defendants and/or Released Persons have released the Indebted Class Members for any claims relating to the Default Transactions;

(f)	declare that the Settlement Class Members have released the Released Persons for any claims relating to the Settled Claims;

(g)	dismiss the claims for an injunction and punitive damages;

(h)	state that “save as aforesaid the Action is dismissed without costs”; and

(i)	be substantially in the form of Schedule F.
3.3 The Parties agree that the Fast Cash Advance transactions for which there is no electronic link between origination and deposits will be treated as Eligible Fast Cash Advance Transactions for the purposes of the Settlement.
3.4 As soon as reasonably practicable after December 31, 2009, Money Mart will produce to the Plaintiffs the following electronic customer data for the Settlement Class for corporate stores, Current Franchisees’ stores and Former Franchisees’ stores for the Settlement Period:

(a)	records in the electronic transaction history database relating to Eligible Fast Cash Advance transactions during the Settlement Period;

(b)	a subfile of the records described in subparagraph (a) for the Credit Class Members including, if possible, an allocation of the Transaction Credits, being the Transaction Credits Database;

(c)	a further subfile of the records described in subparagraph (a), being the Debt Release Database; and

(d)	the customer ID tables for all persons listed in (a), (b) and (c) above, provided however that Class Counsel and Money Mart may by agreement vary the contents in these databases.
3.5 The Parties will use their best efforts to agree on:
(a)	the entitlement of each Settlement Class Member to either Debt Release or Transaction Credits;

(b)	the total amount of the Set-Off;

(c)	the total Cheque Cashing Fees paid by all Credit Class Members for all their Eligible Fast Cash Advance Transactions;

(d)	each Credit Class Member’s pro rata share of the Transaction Credits;

(e)	the amount of the Transaction Credits allocated to each Credit Class Member; and

(f)	a summary of the information referred to in subparagraphs (a) to (e) and to create discs containing the original data for the purposes of the Approval Hearing.

3.6 If the Parties do not reach agreement on the matters set out in Section 3.5 by January 31, 2010, the matters will be immediately referred to the Honourable Frank Iacobucci for summary determination without a right of appeal.
3.7 If the Court orders the payment of Cash Credits, the Parties will use their best efforts to agree on:
(a)	each Credit Class Member’s pro rata share of the Cash Credits; and

(b)	the amount of the Cash Credit allocated to each Credit Class Member; and
failing agreement, these issues will be determined by the Court in a summary manner. This data will be incorporated into the Cash Credits Database.
3.8 The Parties shall cooperate, assist each other and take all reasonable steps in order to accomplish all events contemplated by the Agreement.
SECTION 4—NOTICE TO THE SETTLEMENT CLASS
4.1 Subject to Court approval, the First Notice and the Second Notice, substantially in the form of Schedules B and C respectively, will be published and disseminated to Settlement Class Members in accordance with the Notice Plan attached as Schedule A.
4.2 If the Settlement is terminated in accordance with the provisions of Section 12, a Termination Notice will be published and disseminated to the Settlement Class Members in a manner to be determined by the Court.
4.3 In addition to the Settlement Amount, Money Mart will pay the costs of publishing and disseminating the First Notice, the Second Notice, the Termination Notice, if any, the notice of the motion contemplated by Section 5.19 and the costs of Money Mart’s Counsel to receive the objectors’ materials and the Requests for Exclusion and report to the Court thereon.

SECTION 5—MONEY MART’S SETTLEMENT OBLIGATIONS
5.1 On and following the Settlement Date, Money Mart will comply with the Settlement Obligations in the manner required by the provisions of the Agreement and the directions of the Court.
a) Debt Release
5.2 After the deadline for Requests for Exclusion, Money Mart will completely and unconditionally release, forever discharge and acquit the Indebted Class Members. As set out in the Notice Plan, Money Mart will then immediately take steps to notify the Indebted Class Members that they have been released by Money Mart, the Former Franchises and the Current Franchisees from their indebtedness, that they are in good standing and that they can avail themselves of all the products and services available at Money Mart Stores, subject to normal qualification criteria.
5.3 For the purpose of implementing the Debt Release and notice thereof to the Indebted Class Members, Money Mart will create and maintain the Debt Release Database.
b) Transaction Credits
5.4 Money Mart will allocate, distribute and honour the Transaction Credits as required by the provisions of the Agreement.
5.5 Transaction Credits will be subject to the following terms:
(a)	they will only be available in $5 increments;

(b)	they will be usable in all Money Mart Stores;

(c)	a single (1) Transaction Credit ($5) may be applied against the purchase of any Eligible Service per transaction, except that in the case of income tax preparation services a maximum of five (5) Transaction Credits ($25) may be applied per transaction;

(d)	they will be fully transferable; and

(e)	they will expire on the Expiration Date.
5.6 Money Mart will hold Transaction Credits totaling $300,000 (1% of $30 million) in the Transaction Reserve Fund and any awards relating to Transaction Credits made by the Referee will be paid from the Transaction Reserve Fund.
5.7 Indebted Class Members will not be entitled to Transaction Credits.
5.8 Each Credit Class Member will be allocated Transaction Credits on the following terms:
(a)	a Credit Class Member’s pro rata share of the Transaction Credits will be the total of that person’s Cheque Cashing Fees for Eligible Fast Cash Advance Transactions to the total Cheque Cashing Fees paid by all Credit Class Members for all their Eligible Fast Cash Advance Transactions multiplied by $29.7 million (99% of $30 million);

(b)	each Credit Class Member whose pro rata share of Transaction Credits is $25 or less will be allocated $25 in Transaction Credits, that is, five $5 Transaction Credits; and

(c)	each Credit Class Member whose pro rata share of Transaction Credits is more than $25 will be allocated Transaction Credits in an amount rounded up or down to the nearest $5.

5.9 The Transaction Credits allocated to each Credit Class Member in accordance with Section 5.8 will be recorded in the Transaction Credits Database. Money Mart will update the Transaction Credits Database as Transaction Credits are used or transferred.
5.10 From time to time, each Credit Class Member may determine the Transaction Credits to which he or she is entitled by:
(a)	calling a toll-free number established and maintained by Money Mart;

(b)	accessing a secure internet website created and maintained by Money Mart; or

(c)	attending at any Money Mart Store; and,
when so doing, provide such information as is required by Money Mart to verify the Credit Class Member’s identity.
5.11 If a Credit Class Member attends any Money Mart Store intending to do business with Money Mart or seeking information about his or her Transaction Credits, Money Mart will advise the Credit Class Member of his or her entitlements under the Agreement.
5.12 If necessary, because of outdated personal information, Credit Class Members may be required to provide updated personal information to Money Mart before receiving the Transaction Credits allocated to him or her.
5.13 A Credit Class Member may use his or her Transaction Credits for Eligible Services by attending at any Money Mart Store and presenting appropriate government issued photo identification establishing identity and each such use will be recorded electronically in Money Mart’s computer records.
5.14 Alternatively, a Credit Class Member may obtain Certificates evidencing some or all of his or her Transaction Credits by:

(a)	calling a toll-free number established and maintained by Money Mart and providing such information as is required to have Certificates mailed to him or her;

(b)	accessing a secure internet website created and maintained by Money Mart and providing such information as is required to print Certificates from the website; or

(c)	attending at any Money Mart Store and providing such information as is required to obtain Certificates at the Money Mart Store.
5.15 Prior to the Expiration Date, a Credit Class Member may, from time to time, transfer some or all of his or her Transaction Credits to any other Settlement Class Member or to any other individual.
5.16 A Credit Class Member may:
(a)	transfer some or all of his or her Transaction Credits electronically in Money Mart’s computer records to a named transferee by calling the toll-free number, or by accessing the secure internet website, or by attending at any Money Mart Store and, in each case, providing such information as is required to permit Money Mart to effect the transfer in its records; or

(b)	transfer a Certificate by affixing his or her signature thereon and delivering the signed Certificate to a transferee.
5.17 The transferee of a Transaction Credit may use the Transaction Credit for an Eligible Service as if he or she is a Credit Class Member, subject to normal qualification criteria.
5.18 A Transaction Credit is unused until the credit is actually applied by Money Mart as a credit in conjunction with a contract for an Eligible Service. For greater certainty, a Certificate is unused until it is used in conjunction with a contract for an Eligible Service.

c) Unused Credits
5.19 Immediately after the Expiration Date, the Unused Credits will be applied for the benefit of Money Mart customers (including all Indebted Class Members and Credit Class Members) who obtain a Fast Cash Advance or payday loan from Money Mart from that date forward in the form of a credit against Money Mart’s usual and ordinary rates. The manner of the application of the Unused Credits will be fixed by the Court taking into consideration commercial reasonableness and competitive circumstances. The Unused Credits will be applied as the Court directs until they are all used. Money Mart and/or the Class Counsel Representative will give each other notice of the motion contemplated by this Section which is to be returnable on or shortly after the Expiration Date.
5.20 For the purpose of facilitating the distribution and use of the Unused Credits, Money Mart will create and maintain the Unused Credits Database.
d) The Settlement Amount
5.21 Money Mart has paid to Sutts, Strosberg LLP the sum of $7.5 million on account of the Settlement Amount pursuant to the order of Justice Spies dated June 5, 2009.
5.22 Money Mart will pay the $20 million balance of the Settlement Amount in the following installments:
(a)	$2.5 million immediately after the Settlement Date;

(b)	$10 million on July 15, 2010; and

(c)	$7.5 million on July 15, 2011.
5.23 The Court will direct to whom and when the amounts set out in Section 5.22 will be paid but such directions will not require Money Mart to pay any monies except in accordance with the schedule of payments particularized in Section 5.22.

e) Interest on the Settlement Amount
5.24 Money Mart will pay interest at the prejudgment interest rate set by the Courts of Justice Act from and after July 15, 2010 on any unpaid balance owing under Section 5.22(b) and from and after July 15, 2011 on any unpaid balance owing under Section 5.22(c).
5.25 No interest will be paid to any Class Members. Rather, on the Anniversary Dates after July 15, 2010, Money Mart will pay all accrued interest cy près to the Law Foundation of Ontario on the following terms:
(a)	to contribute to or to create the Access to Justice Fund, the capital and income of which shall be used in the discretion of the Trustees of the Law Foundation for the purpose of making grants in support of access to justice in Ontario; and

(b)	the Access to Justice Fund is not to form part of the Class Proceedings Fund established pursuant to s. 59.1 of the Law Society Act and is not to be paid to Legal Aid Ontario but is to be administered pursuant to sections 56(1), (1.1) and (2) of the Law Society Act and subject thereto in such manner as the Trustees of the Law Foundation consider appropriate.
f) Cash Credits
5.26 Money Mart will pay 10% of that portion of the Settlement Amount available for distribution as Cash Credits to the Class Proceedings Fund.
5.27 The portion of the Settlement Amount, if any, remaining after payment of Class Counsel Fees and payment to the Class Proceedings Fund will be paid by Money Mart as Cash Credits to the Credit Class Members in accordance with the Agreement. Money Mart will pay the Cash Credits to the Credit Class Members from and after July 15, 2011.

5.28 Money Mart will hold an amount totaling 1% of the Settlement Amount available for distribution as Cash Credits in the Cash Reserve Fund. Any awards relating to Cash Credits made by the Referee will be paid from the Cash Reserve Fund.
5.29 Cash Credits are neither transferable nor assignable. A Credit Class Member’s right to claim Cash Credits will expire on the Expiration Date.
5.30 Cash Credits will be paid only to Credit Class Members and not to Indebted Class Members.
5.31 Credit Class Members will be allocated Cash Credits on the following terms:
(a)	a Credit Class Member’s pro rata share of the Cash Credits will be the total of each Credit Class Member’s Cheque Cashing Fees for Eligible Fast Cash Advance Transactions to the total Cheque Cashing Fees paid by all Credit Class Members for all their Eligible Fast Cash Advance Transactions multiplied by 89% of the amount of cash to be distributed among the Credit Class Members;

(b)	a Credit Class Member will not be allocated a Cash Credit if his or her pro rata share of Cash Credits does not equal or exceed $10;

(c)	each pro rata share of Cash Credits which exceeds $10 will be rounded up or down to the nearest dollar;

(d)	Credit Class Members will not be paid interest on their pro rata share of the Cash Credits; and

(e)	any portion of the Cash Credits remaining after the allocation in accordance with this Section will be allocated to the Cash Reserve Fund.
5.32 From time to time, each Credit Class Member may determine the Cash Credits to which he or she is entitled by:

(a)	calling a toll-free number established and maintained by Money Mart;

(b)	accessing a secure internet website created and maintained by Money Mart; or

(c)	attending at any Money Mart Store; and,
when so doing, provide such information as is required by Money Mart to verify the Credit Class Member’s identity.
5.33 If a Credit Class Member attends a Money Mart Store intending to do business with Money Mart or seeking information about his or her Cash Credit, Money Mart will advise the Credit Class Member of his or her entitlements under the Agreement.
5.34 If necessary, because of outdated personal information, Money Mart may require Credit Class Members to provide updated personal information to Money Mart before receiving their Cash Credit.
5.35 If the Court directs that Cash Credits are to be paid to the Credit Class Members, Money Mart will pay the amount allocated to each Credit Class Member, from and after July 15, 2011. Each Credit Class Member may obtain his or her Cash Credit:
(a)	if the Cash Credit is $200 or less:
(i)	by attending at any Money Mart Store, presenting appropriate government issued photo identification establishing identity and requesting payment of the Cash Credit. Money Mart may require the Credit Class Member to sign a receipt or some other evidence of payment before paying the Cash Credit in cash; or

(ii)	by calling a toll-free number established and maintained by Money Mart and providing such information as is required to have Money Mart mail a cheque in the amount of the Cash Credit to him or her. If this alternative is exercised, Money Mart will cash the cheque at any Money Mart Store without charge; or
(b)	if the Cash Credit is more than $200, by calling a toll-free number established and maintained by Money Mart and providing such information as is required to have Money Mart mail a cheque in the amount of the Cash Credit to him or her. If this alternative is exercised, Money Mart will cash the cheque at any Money Mart Store without charge.
5.36 The Cash Credit allocated to each Credit Class Member in accordance with Section 5.31 will be recorded in the Cash Credits Database. Money Mart will update the Cash Credits Database as Cash Credits are paid.
5.37 At the Expiration Date, Money Mart will pay the unpaid Cash Credits, the interest thereon and the balance in the Cash Reserve Fund, if any, cy près for the benefit of the Settlement Class to The Law Foundation of Ontario on the terms set out at Section 5.25.
g) Class Proceedings Fund
5.38 Money Mart will pay to the Class Proceedings Fund $3 million by making annual payments equal to:
(a)	10% of all Transaction Credits that are used in each annual period until the Expiration Date; and

(b)	10% of the Unused Credits used in accordance with Section 5.19 during each annual period thereafter.
5.39 In addition to any amount paid in accordance with Section 5.38, if Money Mart is required to distribute Cash Credits to the Credit Class Members, it will pay 10% of that portion of the Settlement Amount available for distribution as Cash Credits to the Class Proceedings Fund on July 15, 2011.

h) Administration Expenses
5.40 Money Mart will pay all costs of administration and notice as required pursuant to the provisions of the Agreement.
5.41 For greater certainty:
(a)	Money Mart will pay such costs of the persons appointed pursuant to the provisions of the Agreement in an amount ordered by the Court; and

(b)	Money Mart will be responsible for all of its costs of implementing the Settlement and undertaking the Settlement administration.
SECTION 6—SETTLEMENT ADMINISTRATION
6.1 Money Mart’s Counsel will be appointed to receive all objections to the Settlement. As soon after receipt as possible, he will provide copies of them to Class Counsel for the purposes of the Approval Hearing, and he will report to the Court thereon by affidavit on February 18, 2010 and if necessary by supplementary report at the Approval Hearing.
6.2 Money Mart’s Counsel will be appointed to receive all Requests for Exclusion. As soon after receipt as possible, he will provide copies to Class Counsel and, he will report to the Court thereon at the end of the Opt-Out Period.
6.3 Money Mart will establish a Settlement administration which implements and conforms to the Agreement and the directions of the Court.
6.4 Money Mart will commence the distribution of Transaction Credits as soon as reasonably possible after the deadline for receipt of Requests for Exclusion.

6.5 Money Mart will pay the Transaction Credits that were allocated to persons who opted out into the Transaction Reserve Fund.
6.6 Money Mart shall administer the Settlement in accordance with the provisions of the Agreement under the oversight of the Court and the Class Counsel Representative.
6.7 Money Mart shall perform the Settlement administration in a rational, responsible, cost effective and timely manner.
6.8 Personal information obtained or created in the administration of the Settlement is confidential and, except as required by law, will be used and disclosed only for the purpose of distributing the notices contemplated by the Agreement and the administration of the Settlement.
6.9 Money Mart will maintain reasonably detailed records of its activities under the Agreement until one (1) year after the Court’s order that all Settlement Obligations are satisfied. Such records will be made available electronically or as otherwise requested for inspection by the Class Counsel Representative, by the Court and by the Auditor.
6.10 For the purpose of fulfilling their responsibilities and duties under the Agreement, Money Mart will provide the Class Counsel Representative, the Auditor and the Referee with such access to the Cash Credits Database, the Transaction Credits Database, the Debt Release Database, the Unused Credits Database and the master database from which the above databases are generated, the Transaction Reserve Fund and the Cash Reserve Fund as they may require.
6.11 Any one or more of the Parties, the Class Counsel Representative, the Referee or the Auditor may move for directions from the Court in respect of any matter in relation to the Agreement.
a) The Referee
6.12 The Court will appoint the Referee with such powers and rights as are reasonably necessary to discharge the duties and responsibilities set out in the Agreement including those set out in Schedule H. The Referee’s appointment expires on the final determination of the motion contemplated by Section 5.19. The Court will, at this motion, decide whether the Referee’s appointment should be extended and, if so, until when.
6.13 If there is any dispute regarding entitlement to Debt Release, Cash Credits, Transaction Credits, or Unused Credits, or regarding the amount of or receipt of an allocated share of any such credit which cannot be resolved by Money Mart within 30 days of receiving notice of the dispute, the Referee will resolve any such disputes in accordance with the provisions of the Agreement.
6.14 Money Mart will pay the reasonable fees, disbursements and taxes of the Referee which will be fixed by the Court.
b) Class Counsel Representative
6.15 The Court will appoint the Class Counsel Representative with such powers and rights as are reasonably required to discharge the duties and responsibilities set out in the Agreement. Class Counsel Representative’s appointment expires on the final determination of the motion contemplated by Section 5.19. The Court will, at this motion, decide whether Class Counsel Representative’s appointment should be extended and, if so, until when. The Class Counsel Representative may designate a member of her firm to prepare for and attend any motions. The Parties will use their best efforts to achieve a consent order on all motions.
6.16 Money Mart will pay the reasonable fees, disbursements and taxes of the Class Counsel Representative which will be fixed by the Court and in the event she designates a member of her firm to prepare and attend on motions the reasonable fees, disbursements and taxes of the designated member which will also be fixed by the Court.
c) The Auditor
6.17 The Court will appoint the Auditor with such powers and rights as are reasonably required to discharge the duties and responsibilities set out in the Agreement. The duties and responsibilities of the Auditor include auditing on an annual basis the Settlement administration and the various databases and funds. The Auditor will deliver a copy of its report to the Court, to Money Mart and to Class Counsel Representative at the following times and on the following topics:
(a)	six months after the Settlement Date, a report on the steps Money Mart has taken to comply with its obligations with respect to Debt Release and the Debt Release Database under Sections 5.2 and 5.5;

(b)	on each Anniversary Date up to and including the Expiration Date a report calculating the amount of Transaction Credits that have not been used;

(c)	on each Anniversary Date after July 15, 2011 up to and including the Expiration Date a report calculating the amount of Cash Credits that have not been paid to the Credit Class Members, the accrued interest thereon and the balance in the Cash Reserve Fund;

(d)	on each Anniversary Date until the conclusion of the Settlement administration, a report calculating the payments to the Class Proceedings Fund contemplated by the Agreement;

(e)	on the Expiration Date and on each Anniversary Date thereafter until the conclusion of the Settlement Administration a report calculating the amount of the Unused Credits; and

(f)	on the Expiration Date and at the conclusion of the Settlement administration, a report on Money Mart’s compliance with its obligations with respect to:
(i)	accrued interest and the payments to the Law Foundation under Sections 5.23, 5.25 and 5.37;

(ii)	Transaction Credits and Unused Credits; and

(iii)	payment of Cash Credits.

6.18 Money Mart will cooperate with the Auditor and provide the Auditor with access to all records necessary for the Auditor to prepare the reports and to discharge its responsibilities pursuant to the Agreement.
6.19 Money Mart will pay the reasonable fees, disbursements and taxes of the Auditor which will be fixed by the Court.
SECTION 7—OPT-OUT RIGHTS
7.1 Class Members will not be given a further opportunity to opt out of the Action.
7.2 A New Class Member may opt out of the Action at any time during the Opt-Out Period in accordance with the provisions of the Agreement.
7.3 In order to opt out the New Class Member must return a completed and signed Request for Exclusion to Money Mart’s Counsel during the Opt-Out Period substantially in the form in Schedule D postmarked, email or fax dated within the Opt-Out Period.
7.4 Any New Class Member who elects to opt out of the Action will:
(a)	not be bound by any orders or judgments entered in the Action except the Approval Order;

(b)	not be entitled to relief under the Agreement; and

(c)	not gain any rights by virtue of the Agreement.

7.5 Nothing in the Agreement constitutes or shall be deemed to constitute a waiver by any of the Defendants of defences based on statutes of limitations or repose, laches, prescription period or any other limitation or prescription defence. Without limiting the generality of the foregoing, nothing in the Agreement constitutes or shall be deemed to constitute a waiver of such defences in respect of any New Class Member who opts out of the Action in accordance with the provisions of this Section 7.
7.6 At the end of the Opt-Out Period, Money Mart’s Counsel will report to the Court regarding all Requests for Exclusion on notice to the Class Counsel Representative and the Auditor and provide copies of all completed Requests for Exclusion.
SECTION 8—RELEASES AND JURISDICTION OF THE COURT
8.1 As of the Settlement Date, each Class Member and each New Class Member who does not opt out will have by virtue of the Agreement, and by operation of the Approval Order, individually, completely and unconditionally released, forever discharged and acquitted the Released Persons from any and all of the Settled Claims.
8.2 As of the Settlement Date, the Settlement Class Members and anyone claiming through or on behalf of any of them will be forever barred from commencing, instituting or prosecuting the Settled Claims against any one of the Released Persons in any action, litigation, investigation or other proceeding in any court of law or equity, arbitration, tribunal, proceeding, or any other forum, directly, representatively or derivatively relating to the Settled Claims.
8.3 The Parties agree that the Court shall retain exclusive and continuing jurisdiction over the Action, Parties and Settlement Class Members to interpret and enforce the terms, conditions and obligations under the Agreement and the Approval Order.
8.4 Nothing herein shall release a Settlement Class Member from any outstanding obligation owed by a Settlement Class Member to Money Mart except to the extent that Default Transactions are released pursuant to Section 5.2.

8.5 Nothing herein shall release the Released Persons from any outstanding obligation owed by the Released Persons to a Settlement Class Member except to the extent of the release provided pursuant to Section 8.1.
8.6 Nothing herein shall release the Defendants and the Released Persons from their obligations as set out in the Agreement and in the Approval Order.
SECTION 9—CLASS COUNSEL FEES
9.1 At the Approval Hearing, Class Counsel may seek Court approval of Class Counsel Fees to be paid from and as a first charge on the Settlement Amount.
9.2 The Defendants will have no involvement in the approval process to determine the amount of Class Counsel Fees.
SECTION 10—NO ADMISSIONS/NO USE
10.1 The Agreement, whether or not approved, and any proceedings taken pursuant to the Agreement, are for settlement purposes only. Neither the fact of, nor any provision contained in, the Agreement or its Schedules, nor any action taken hereunder, shall be referenced in any other court proceedings, or construed as, offered in evidence as, received in evidence as, or deemed to be evidence of, a presumption, concession or an admission of any kind by the Plaintiffs or the Defendants of the truth of any fact alleged or the validity of any claim or defence that has been, could have been, or in the future might be asserted in any litigation, court of law or equity, proceeding, arbitration, tribunal, investigation, government action, administrative forum or any other forum, or of any liability, responsibility, fault, wrongdoing or otherwise of the Plaintiffs, the Settlement Class or the Defendants.
10.2 Any certification of the Action in respect of New Class Members pursuant to the terms of the Agreement shall not constitute, and shall not be construed as, an admission on the part of the

Defendants that either the Action, or issues arising in the Action, or any other putative or certified class proceeding, is appropriate for prosecution or trial as a class proceeding.
10.3 Except as may be required to enforce the Settlement and the Agreement, no Class Counsel, and no one employed by, associated with, or a partner with Class Counsel, may directly or indirectly participate or be involved in or in any way assist with respect to any claim made or action by any person which relates to or arose from the Settled Claims.
SECTION 11—MISCELLANEOUS PROVISIONS
11.1 The Agreement, including all Schedules hereto, constitutes the entire Agreement among the Parties with regard to the subject matter of the Agreement and shall supersede any previous agreements, representations, communications and understandings among the Parties with respect to the subject matter of the Agreement. Subject to its terms, the Agreement may not be changed, modified, or amended except in writing signed by all Parties, subject to Court approval. The Parties contemplate that the Schedules to the Agreement may be modified by subsequent agreement of Money Mart and Class Counsel and by Court order prior to and after dissemination to the Settlement Class.
11.2 The Agreement shall be governed by and construed and interpreted in accordance with the laws of the Province of Ontario.
11.3 The Agreement may be executed by the Parties in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures by facsimile shall be as effective as original signatures.
11.4 If the Settlement is approved by the Court and if the Approval Order becomes final, the Agreement shall be binding upon and enure to the benefit of the Plaintiffs, the Settlement Class, the Defendants, the Released Parties and all of their respective heirs, executors, predecessors, successors and assigns.
11.5 The Recitals to the Agreement are true and form part of the Agreement.

11.6 The representations and warranties contained in the Agreement shall survive its execution and implementation.
11.7 The headings of the sections of the Agreement are included for convenience only and shall not be deemed to constitute part of the Agreement or to affect its construction.
11.8 Any notice, instruction, motion for Court approval or motion for directions or Court orders sought in connection with the Agreement or other report or document to be given by any Party to any other Party shall be in writing and delivered personally, by facsimile or e-mail during normal business hours, or sent by registered or certified mail, postage paid:
(a)	if to Money Mart: McCarthy Tétrault LLP Attention: John P. Brown, P.O. Box 48, Suite 5300 Toronto Dominion Bank Tower, Toronto, ON M5K 1E6, with a copy to the General Counsel of National Money Mart Company, 401 Garbally Road, Victoria, BC V8T 5M3;

(b)	if to Dollar Financial: Osler, Hoskin & Harcourt LLP, Attention Mahmud Jamal , Box 50, 1 First Canadian Place, Toronto, ON M5X 1B8 with a copy to the General Counsel of Dollar Financial, 1436 Lancaster Ave, Suite 300, Berwyn, PA 19312;

(c)	if to Plaintiffs or the Settlement Class: Sutts, Strosberg LLP, Suite 600, 251 Goyeau St., P.O. Box 670, Stn. A Windsor, Windsor ON N9A 6V2; Heenan Blaikie, 333 Bay Street, Suite 2900, PO Box 2900, Toronto, ON M5H 2T4; Paliare Roland, 250 University Avenue, Suite 501, Toronto, ON M5H 3E5; and Koskie Minsky LLP, Suite 900, Box 52, 20 Queen Street West, Toronto ON M5H 3R3;

(d)	if to the Class Counsel Representative: Patricia A. Speight, Sutts, Strosberg LLP, Suite 600, 251 Goyeau St., P.O. Box 670, Stn. A Windsor, Windsor ON N9A 6V2;

(e)	if to the Referee: Reva Devins, Reva Devins Dispute Resolutions, 298 Heath Street East, Toronto, Ont, M4T 1T4;

(f)	if to the Auditor: Grant Thornton LLP. Suite 1600, Grant Thornton Place, 333 Seymour Street, Vancouver, B. C. V6B 0A4

(g)	if to other recipients: as the Court may specify.
11.9 The Schedules to the Agreement are:
(a)	SCHEDULE A — Notice Plan

(b)	SCHEDULE B — First Notice (of Hearing to Approve Settlement)

(c)	SCHEDULE C — Second Notice (of Final Approval of Settlement)

(d)	SCHEDULE D — Request for Exclusion (Opt-Out) Form

(e)	SCHEDULE E — First Notice Order (Form of Order)

(f)	SCHEDULE F — Approval Order (Form of Order)

(g)	SCHEDULE G — Common Issues

(h)	SCHEDULE H — Disputes to the Referee
11.10 The Parties acknowledge that they have required that the Agreement, including Schedules, be prepared in English.
11.11 No waiver of any provision of the Agreement shall be binding on any Party unless consented to in writing by such Party. No waiver of any provision of the Agreement shall constitute a waiver of any other provision, and no waiver of any provision of the Agreement shall constitute a continuing waiver unless expressly so provided.
SECTION 12—TERMINATION OF THE AGREEMENT
12.1 The Agreement shall, without notice, be automatically terminated if:
(a)	the Approval Order is not made by the Court in a form substantially similar to Schedule F; or

(b)	the Approval Order is reversed on appeal and the reversal becomes final.
12.2 In the event the Agreement is terminated in accordance with its terms, or not approved by the Court, or any approval is reversed, vacated, or terminated by any appellate court and/or the Approval Order does not become final:
(a)	the Plaintiffs and the Defendants shall be restored to their respective positions as of the entry of the June 5, 2009 order;

(b)	the definition of Class will be as set out in the certification order of Justice Hoy dated January 5, 2007 as amended by the order of April 20, 2007;

(c)	the Trial will continue;

(d)	subject to Section 12.3, the Agreement will have no further force and effect and no effect on the rights of the Plaintiffs or the Defendants;

(e)	all statutes of limitation applicable to the New Class Members and/or repose for all claims asserted in such cases shall be deemed to have been tolled in the period June 5, 2009 to the date of termination of the Agreement;

(f)	any amounts paid or owing by Money Mart for disseminating the First Notice and the Termination Notice, if any, and to Money Mart’s Counsel for receiving the objectors’ materials and reporting to the Court will be paid by Money Mart and are nonrecoverable from the Plaintiffs, Settlement Class Members or Class Counsel;

(g)	there shall be no further requirement to satisfy the Settlement Obligations;

(h)	the Defendants will be given credit for the amount of $7.5 million which was paid to Sutts Strosberg, in trust, on June 5, 2009 against any orders of costs in the Action; and

(i)	the Agreement shall not be introduced into evidence or otherwise referred to in any litigation against the Defendants.
12.3 If the Agreement is terminated, the provisions of this Section and Sections 4.2, 4.3, 10.1, 10.2, 11.8, 12.2 and the Recitals, Schedules and Definitions applicable thereto shall survive termination and shall continue in full force and effect.
SECTION 13—REPRESENTATIONS AND WARRANTIES
13.1 Money Mart and Dollar Financial represent and warrant that:
(a)	they have all requisite corporate power and authority to execute, deliver and perform the Agreement and to consummate the transaction contemplated hereby on their own behalf and on behalf of the Former Franchisees;

(b)	the execution, delivery, and performance of the Agreement and the consummation of the Action contemplated herein have been duly authorized by all necessary corporate action on their part;

(c)	the Agreement has been duly and validly executed and delivered by them and constitutes their legal, valid, and binding obligations;

(d)	they agree to use their best efforts to cause all conditions precedent to the Settlement Date to occur;

(e)	they have the right and power to provide to the Indebted Class Members the Debt Release on behalf of the Former Franchisees; and

(f)	they have the right and power to require Current Franchisees to comply with the terms of the Agreement.
13.2 The Plaintiffs represent and warrant that:
(a)	they will not pursue further litigation concerning Settled Claims, except as expressly provided in the Agreement; and

(b)	they will use their best efforts to cause all conditions precedent to the Settlement Date to be satisfied.
SECTION 14—GUARANTEE BY DOLLAR FINANCIAL
14.1 Dollar Financial hereby guarantees payment to the Settlement Class of all the debts, liabilities and obligations of Money Mart pursuant to the Agreement and the Approval Order.
14.2 Dollar Financial’s guarantee is a continuing guarantee of all Money Mart’s debts, liabilities and obligations pursuant to the Approval Order, Agreement and pursuant to any further orders made by the Court.
14.3 The Settlement Class Members shall not be bound to exhaust their recourse against Money Mart before being entitled to make demand to Dollar Financial if Money Mart is the subject of a bankruptcy, or proposal in bankruptcy, or a CCAA application or action. In such circumstances, immediately following demand, Dollar Financial will satisfy Money Mart’s outstanding debts, liabilities and obligations under the Agreement.
IN WITNESS WHEREOF, each of the Parties has caused the Agreement to be executed on his /its behalf by their respective counsel, effective as of June 5, 2009.

/s/ Kenneth Smith

KENNETH SMITH as Estate Trustee of the Last Will and Testament of Margaret Smith, deceased		November 6, 2009

/s/ Ronald Oriet

RONALD ORIET		November 6, 2009

SUTTS, STROSBERG LLP		November 6, 2009
FOR CLASS COUNSEL

Per:	/s/ Harvey T. Strosberg

Harvey T. Strosberg, Q.C.

NATIONAL MONEY MART COMPANY		November 6, 2009

Per:	/s/ Roy Hibberd Roy W. Hibberd, CFE

DOLLAR FINANCIAL GROUP, INC.		November 6, 2009

Per:	/s/ Randy Underwood Randy Underwood

SMITH et al.	v. NATIONAL MONEY MART COMPANY et al.
Plaintiffs	Defendants
Court File No. CV-08-363659-00CP
ONTARIO
SUPERIOR COURT OF JUSTICE
PROCEEDINGS COMMENCED AT WINDSOR

AGREEMENT

SUTTS, STROSBERG LLP
Lawyers
600 Westcourt Place
251 Goyeau Street
Windsor ON N9A 6V4
HARVEY T. STROSBERG, QC
LSUC#: 12640O
Tel:       519.561.6228
Fax:       519.561.6203
LAWYERS FOR THE PLAINTIFFS
FILE:     73.107.000
REF:      HTS/sp